EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (333-264586) and on Form S-8 (333-264081) of our report dated September 28, 2022, relating to the consolidated financial statements of The Marygold Companies, Inc. (the “Company”) as of June 30, 2022 and 2021, which appears in the Company’s Annual Report on Form 10-K filed on September 28, 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statements.

BPM LLP

San Francisco, California

September 16, 2024